Exhibit 99.1

CONSENT OF MAJORITY PARTICIPANTS

This Consent of Majority Participants (this “Consent”), dated April 30, 2008, is being given by each of the participants identified on the signature pages hereto (each a “Participant”) pursuant to the several purchase agreements, each dated as of March 31, 2008 (collectively, the “Purchase Agreement”), by and between Thornburg Mortgage Inc. (the “Company”) and each of the investors designated on the signature pages thereto as a “Subscriber”. Unless otherwise defined herein, capitalized terms shall have the meaning given to them in the Purchase Agreement.

WHEREAS, the terms of the Purchase Agreement provide that the Company shall use its best efforts to commence and complete self-tenders for at least 90% of the aggregate liquidation preference of its outstanding preferred stock and at least 66 2/3% of the aggregate liquidation preference of each series of its outstanding preferred stock (the “Tender Offer”), at a price of $5 in cash per $25 of liquidation preference plus, if the Shareholder Approval is obtained, warrants to purchase an aggregate of 5% of the Common Stock outstanding on a fully diluted basis after giving effect to such issuance and all anti-dilution adjustments under all existing instruments and agreements (other than the Warrants) (the “Tender Offer Warrants”);

WHEREAS, Section 6.2 of the Purchase Agreement provides that the Tender Offer shall have been completed on the terms described therein or as otherwise consented to in writing by the Majority Participants (as defined in the Principal Participation Agreement, dated as of March 31, 2008 (the “Principal Participation Agreement”), among the Company and the participants thereof);

WHEREAS, in connection with the Tender Offer, the Company now desires to issue a number of shares of Common Stock equal to, in the aggregate, 5% of the Common Stock outstanding on a fully diluted basis after giving effect to such issuance and all anti-dilution adjustments under all existing instruments and agreements (the “Tender Offer Common Stock”) in place of the Tender Offer Warrants; and

WHEREAS, pursuant to Section 6.2 of the Purchase Agreement, the Company is hereby requesting the written consent of the Participants, which collectively represent the Majority Participants, to permit the Company to issue, in connection with the Tender Offer, shares of Tender Offer Common Stock in place of Tender Offer Warrants.

NOW THEREFORE, the Participants do hereby consent to the modification of the terms of the Tender Offer to permit the Company to issue, in connection with the Tender Offer, shares of Tender Offer Common Stock in place of Tender Offer Warrants.

It is understood and agreed that this Consent will not: (i) limit, impair, constitute a waiver of or otherwise affect any right, power or remedy of any party under the Purchase Agreement or the transactions and covenants contemplated thereunder; or (ii) constitute a waiver of any provision in the Purchase Agreement or any transactions and covenants contemplated thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, this Consent of the Majority Participants is agreed and accepted as of the day and year first above written.

SUBSCRIBER:

Company Name:

By:
Name:
Title:

Participant’s Percentage (as defined in the Principal Participation Agreement)